The share exchange described in this press release involves securities of a foreign company. The share exchange is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the share exchange, such as in open market or privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. While this English translation is believed to be generally accurate, it is subject to, and qualified by, in its entirety, the Japanese-language original. Such Japanese-language original shall be the controlling document for all purposes.

I．           Notes to the Consolidated Financial Statements

(Explanatory Notes on Important Matters That are to Become the Basis for Preparation of Consolidated Financial Statements)

1.	Matters concerning the scope of consolidation
(1)	Number of consolidated subsidiaries: 22

Major consolidated subsidiaries:

Kensei Kogyo Co., Ltd.

Litra Co., Ltd.

Orientec Co., Ltd.

Holon Co., Ltd.

A&D Engineering, Inc.

A&D Electronics (Shenzhen) Co., Ltd.

A&D Rus Co, Ltd.

(2)	Major non-consolidated subsidiary:

A&D Trading (HK) Company Limited

(Reason for exclusion from scope of consolidation)

The non-consolidated subsidiary is small in scale and its total assets, net sales, profit (amount commensurate with equity), retained earnings (amount commensurate with equity), etc. do not have a significant impact on the consolidated financial statements.

2.	Matters concerning the application of the equity method
(1)	Number of associates accounted for under the equity method: N/A
(2)	Non-consolidated subsidiaries and affiliated companies not accounted for using the equity method

The non-consolidated subsidiary (A&D Trading (HK) Company Limited) and affiliated company (A&D Boryung Medical Co., Ltd.) not accounted for using the equity method are excluded from the scope of the equity method because their profit (amount commensurate with equity) and retained earnings (amount commensurate with equity) have minimal impact on consolidated financial statements and because they are not significant on the whole.

3.	Matters concerning the business year, etc., of consolidated subsidiaries

Of the consolidated subsidiaries, the closing date for A&D Electronics (Shenzhen) Co.; Ltd., A&D Rus Co, Ltd.; and A&D Technology Trading (Shanghai) Co., Ltd. is December 31.

Financial statements prepared pursuant to the provisional closing of accounts conducted as of March 31 are used for preparation of the consolidated financial statements.

4.	Matters concerning accounting policies
(1)	Valuation standards and methodology for securities

Other securities

Securities with a market value	......	The market value method based on the market price as of the end of the fiscal year is adopted. (Valuation differences are handled using the direct inclusion in total net assets method, and selling costs are calculated using the moving average method.)
Securities without market value	......	The cost method based on the moving average method is adopted.

(2)	Valuation standards and methodology for inventory assets
Merchandise, products, raw materials, and unfinished goods	......	The cost method (book value is written down when profitability declines) mainly based on weighted average method (specific identification method for certain unfinished goods) is adopted.
Supplies	......	The cost method based on last purchase cost method (book value written down when profitability declines) is adopted.

(3)	Depreciation method for fixed assets
Tangible fixed assets (excluding leased assets and right-of use assets)	......

With respect to the Company and its domestic consolidated subsidiaries, the declining balance method is mainly adopted, and with respect to overseas consolidated subsidiaries, the straight-line method is mainly adopted.

(However, the straight-line method is adopted with respect to buildings excluding ancillary equipment acquired by the Company or domestic consolidated subsidiaries on or after April 1, 1998, and for ancillary equipment and structures acquired on or after April 1, 2016.)

For the main part, useful life is as follows:

Buildings and structures 3–50 years

Machinery, equipment and vehicles 2–17 years

Tools, furniture and fixtures 2–20 years

Intangible non-current assets (excluding leased assets)	......

Trademark rights are amortized evenly based on the expected validity period (15 years).

Software used in-house is amortized using the straight-line method over the period it can be used internally (5 years), and software for sales in the market is amortized using the method based on estimated sales revenue (estimated effective period, 5 years).

Intangible assets other than the above are amortized using the straight-line method.

Leased assets	......	The straight-line method assuming the lease period is the useful economic life, and residual value is zero (or, for those with an agreed guaranteed value, such guaranteed value) is adopted.

Right-of-use assets	The straight-line method assuming the lease period is the useful economic life, and residual value is zero is adopted.

(4)	Recognition criteria for important allowances
Allowance for doubtful accounts	......	In order to provide for losses due to unrecoverable claims, the projected unrecoverable amount for ordinary claims pursuant to the loan loss ratio, and for specific claims such as doubtful accounts receivable, by individually considering the possibility of recovery, is recorded.
Provision for bonuses	......	In order to provide for the payment of employee bonuses, the anticipated amount of total bonus payments attributable to the current consolidated fiscal year is recorded.
Provision for product warranties	......	In order to provide for expenditures for repair of products to be performed free of charge, the required amount is recorded based on the ratio of past expenditures to net sales.
Provision for director’ share compensation	......	In order to provide for provision of Company share compensation to officers based on the Officer Share Payment Regulations, the amount is recorded based on the estimated amount of share compensation obligations at the end of the current consolidated fiscal year.

(5)	Accounting method pertaining to retirement benefits
Period attribution method for projected retirement benefit amounts	......	When calculating retirement benefit obligations, the Company uses benefit formula criteria as the method of attributing expected amounts of retirement benefits to periods of time up to the end of the current fiscal year.
Expense reporting method for actuarial differences and for past service expenses	......

Past service costs are recognized using the straight-line method based on a certain number of years (10 years) within the average remaining service period for employees at the time of their occurrence.

Differences in actuarial calculations are respectively recognized from the consolidated fiscal year immediately following the consolidated fiscal year in which they occur in the amount obtained by proportional division using the straight-line method based on a certain number of years (10 years) within the average remaining service period for employees in each consolidated fiscal year in which they occur.

Use of simplified accounting for small companies	......	Certain consolidated subsidiaries apply simplified accounting that uses the amount that would be paid if all eligible employees voluntarily retired at the period end as the retirement benefit obligations when calculating retirement benefit liabilities and costs.

(6)	Standards on recognition of material revenues and expenses

Standards on recognition of sales and cost of sales

Work for which the outcome of the construction activity is deemed certain by the end of the current consolidated fiscal year	......	Percentage-of-completion method (the estimated percentage of completion is based on the ratio of the cost incurred to the estimated total cost)
All other work	......	Completed-contract method

(7)	Hedge accounting method

Deferral hedge accounting is used. Forward exchange contracts are accounted for using the designated hedge method when the required conditions are met; interest rate swaps are subject to special treatment when the required conditions are met.

(8)	Amortization method and amortization period of goodwill

Goodwill is evenly amortized over 5 to 15 years.

(9)	Accounting treatment for consumption tax

Consumption tax, etc. is accounted for using the tax exclusion method.

(10)	Application of consolidated return system

The consolidated return system is applied.

(11)	Application of tax effect accounting for transition from the consolidated taxation system to the group tax sharing system

The Company and certain domestic consolidated subsidiaries do not apply the provisions of Paragraph 44 of the Implementation Guidance on Tax Effect Accounting (ASBJ Guidance No. 28; February 16, 2018) in accordance with Paragraph 3 of the Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System (ASBJ PITF No. 39; March 31, 2020) in regard to the transition to the group tax sharing system that was established under the Act for Partial Amendment of the Income Tax Act, etc. (Act No. 8 of 2020) and items for which the non-consolidated taxation system was revised in conjunction with the transition to the group tax sharing system. Accordingly, the amounts of deferred tax assets and deferred tax liabilities are presented pursuant to the provisions in tax laws before the amendment.

(Explanatory Notes on Changes in the Method of Presentation)

Application of Accounting Standard for Disclosure of Accounting Estimates

Accounting Standard for Disclosure of Accounting Estimates (ASBJ Guidance No. 31, March 31, 2020) is applied from the consolidated financial statements for the end of the current consolidated fiscal year, and the consolidated financial statements include explanatory notes regarding significant accounting estimates.

(Explanatory Notes on Changes to Accounting Estimates)

Items for which the amount is recognized in the consolidated financial statements for the current consolidated fiscal year based on accounting estimates and that may have a significant impact on the consolidated financial statements for the next consolidated fiscal year are as follows.

Inventory assets

Amount presented in the consolidated financial statements for the current consolidated fiscal year

Account title	Amount (million yen)
Merchandise and products	6,583
Unfinished goods	2,259
Raw materials and supplies	3,606
Inventory assets total	12,448

This amount for inventory assets is recorded after deducting the valuation loss, and the main amount of the valuation loss is the valuation loss related to the inventory assets held by the Company.

The Company occupies the center of sales, manufacturing and R&D activities of the Group, and holds a wide variety of inventory assets in large quantities such as a wide variety of products, raw materials, and unfinished goods. Therefore, inventory assets owned by the Company, excluding individually ordered products, tend to have a large valuation loss.

The Group has reduced the book value of inventory assets excluding individual orders based on past sales and expenditures to reflect the fact that profitability has decreased. This valuation loss on inventory assets is estimated based on past sales and expenditures in anticipation of future conditions. Therefore, if the status of future sales, expenditures, and disposal differs from the assumptions of the estimate, there may be a significant impact on inventory assets in the consolidated financial statements for the next consolidated fiscal year.

(Additional Information)

(Share Compensation Trust for Directors)

The Company has introduced a share compensation plan for its directors (excluding outside directors) called “Board Benefit Trust (BBT)”, and Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts (PITF No. 30, March 26, 2015) is applied mutatis mutandis.

(i)	Outline of the transaction

The BBT plan is a performance-linked share compensation plan in which the Company’s shares are acquired through a trust using money contributed by the Company, and the Company’s shares and the amount equivalent to the market value of the Company’s shares as of the date of retirement will be paid to the directors through the trust in accordance with the Officer Share Payment Regulations established by the Company.

(ii)	Company shares remaining in the trust

The shares remaining in the trust is recognized as treasury shares in the net assets section of the balance sheet, at the book value reported by the trust (excluding ancillary costs). The book value of the treasury shares was 126 million yen, and the number of shares was 335,000 at the end of the current consolidated fiscal year.

(iii)	Book value of borrowings recognized by applying the gross method

No applicable information.

(Notes on Consolidated Balance Sheet)

1.	Accumulated depreciation for tangible fixed assets	14,532 million yen
2.	Collateralized assets
Nature of collateralized assets and their amount
	Buildings and structures	1,171 million yen
	Land	3,150 million yen
	Investment securities	3 million yen
	Investment and other assets (Other)	75 million yen
Amount of the obligation pertaining to the security
	Short-term loans payable	3,539 million yen
	Long-term borrowings payable in 1 year	1,661 million yen
	Long-term loans payable	2,628 million yen

(Note) In addition to the above, 71 million yen in shares of affiliated companies that have been eliminated on a consolidated basis are pledged as collateral.

3.	Financial restrictions

Of the loan balance at the end of the current consolidated fiscal year, 3,032 million yen is subject to financial restrictions.

The terms of each contract are different, but the main items are as follows:

(i)	Maintaining the amount of net assets on the consolidated and non-consolidated balance sheets at the end of each fiscal year at 75% or more of the end of the previous fiscal year.
(ii)	No loss for ordinary profit or loss on the consolidated or non-consolidated income statement at the end of each fiscal year.

(Notes on Consolidated Statements of Changes in Equity)

1. Matters concerning classes and total amounts of issued shares and classes and number of treasury shares

Class of shares	Number of shares at beginning of consolidated accounting period	Increase in number of shares in consolidated accounting period	Decrease in number of shares in consolidated accounting period	Number of shares at end of consolidated accounting period
Issued shares
Common share	22,579,700 shares	–	–	22,579,700 shares
Treasury shares
Common share	1,951,360 shares	110 shares	–	1,951,470 shares

Notes:	1.	Treasury shares include 335,400 shares of common share owned by Custody Bank of Japan, Ltd. (formerly Trust & Custody Services Bank, Ltd.) (Trust E Account) as the trust assets of the officer share compensation trust plan.
2.	The increase in treasury shares is due entirely to purchases of fractional units of shares.

2.	Matters concerning share option, etc.
Company name	Breakdown	Class of underlying shares	Number of underlying shares (shares)				Balance at end of current fiscal year (million yen)
			Beginning of current fiscal year	Increase	Decrease	End of current fiscal year
Reporting Company	Fourth share option (issued December 17, 2018)	Common share	2,860,000	–	2,860,000	–	–
Total			2,860,000	–	2,860,000	–	–
Note:	The decrease is due to the cancellation of share option.

3.	Matters concerning dividends
(1)	Dividend payment amount
Resolution	Class of shares	Total dividend amount (million yen)	Dividend per share (yen)	Date of record	Effective date
Annual Meeting of Shareholders, June 25, 2020	Common share	209	10.00	March 31, 2020	June 26, 2020
Board of Directors, November 6, 2020	Common share	209	10.00	September 30, 2020	December 7, 2020

Note:     The total amount of dividends for each includes dividends of 3 million yen for the Company’s shares held by the trust.

(2)       Dividends for which the date of record falls in the current accounting period but the effective date will be in the next period.

Resolution	Class of shares	Total dividend amount (million yen)	Dividend source	Dividend per share (yen)	Date of record	Effective date
Annual Meeting of Shareholders, June 24, 2021	Common share	314	Retained earnings	15.00	March 31, 2021	June 25, 2021

Note: The total amount of dividends includes dividends of 5 million yen for the Company’s shares held by the trust.

4.       Class and number of shares subject to share option issued by the Company on the last day of the current consolidated fiscal year

Common share                                                                                                47,100 shares

(Explanatory Notes on Financial Instruments)

1.	Matters concerning the status of financial instruments
(1)	Policy for dealing with financial instruments

The Group mainly raises ordinary working capital through bank loans. Temporary surplus funds are invested in highly secure financial assets. Derivatives are used for the purpose of avoiding risks as described below, and no speculative transactions are allowed.

(2)	Details and risks of financial instruments

Notes and accounts receivable, which are trade receivables, are exposed to customers’ credit risk. In addition, foreign currency-denominated trade receivables arising from global business are exposed to the risk of exchange rate fluctuations, but close attention is paid to the net position of foreign currency-denominated debt, and forward exchange contracts are used for hedging if the position is significantly biased. Investment securities mainly consist of shares related to business or capital alliances with business partners, and are exposed to the risk of fluctuations in market prices.

Notes and accounts payable, which are trade payables, have payment dates within one year. Some of these are foreign currency-denominated obligations and are therefore exposed to currency fluctuation risk. However, the value of these obligations is generally less than the value of foreign-currency denominated receivables. Corporate bonds, borrowings, and lease obligations are mainly for the purpose of raising funds necessary for ordinary business activities, and the redemption date is generally within five years after the settlement date. Some of these are denominated in foreign currencies for the purpose of hedging the risk of foreign currency fluctuations on foreign currency receivables. In addition, some of them are exposed to the risk of fluctuations in interest rates because they have variable interest rates.

The derivatives used are forward exchange contracts designed to hedge against the risk of exchange rate fluctuation on foreign currency-denominated trade receivables and payables, and interest rate swaps designed to hedge against the risk of fluctuations in interest payable on loans and corporate bonds.

(3)	Risk management for financial instruments
(i)	Management of credit risk (risk of counterparty default on contractual obligations)

Regarding trade receivables, the Company manages credit status with the sales management department playing a central role in accordance with the accounts receivable management rules, etc. while working to quickly identify and reduce concerns about collection due to deterioration of financial status. Consolidated subsidiaries also conduct similar management.

Bonds held to maturity have limited credit risk because they are managed by limiting amount and investment targets in accordance with accounting rules and securities management rules.

(ii)	Management of market risk (risk of fluctuation in exchange rates and interest rates)

The Company and some consolidated subsidiaries use forward exchange contracts when deemed necessary to hedge against the risk of currency fluctuations by currency and by month for foreign currency-denominated trade receivables and payables. Depending on the exchange rate conditions, forward exchange contracts for up to three months in principle are adopted for foreign currency-denominated trade receivables that are certain to arise from anticipated export transactions.

In addition, the Company and some consolidated subsidiaries use interest rate swap transactions when deemed necessary to curb the risk of fluctuations in interest payments on borrowings and corporate bonds.

For securities and investment securities, the market value and the financial position of the issuing entity (business partner) are regularly identified, and for those other than bonds held to maturity, holdings are reviewed by taking the relationship with the business partner into consideration.

Derivative transactions are reported to the Board of Directors every six months and are managed by the accounting department in accordance with the derivative transaction management rules that stipulate transaction authority and scope. Consolidated subsidiaries also manage derivative transactions in accordance with similar derivative transaction management rules.

(iii)	Management of liquidity risk related to financing (risk that payments cannot be made on payment dates)

The Company manages liquidity risk by the preparation and updating of a financing plan, as required, by the accounting department based on reports from each division and by maintaining liquidity on hand. Consolidated subsidiaries also conduct similar management.

(4)	Supplementary explanation for market value of financial instruments

The market value of financial instruments includes the value based on market prices or, in cases where no market price is available, a value that is reasonably determined. The value calculation takes account of variable factors and may differ based on the assumptions used.

2.	Matters concerning the market value, etc. of financial instruments

The amounts included on the consolidated balance sheet, their market values, and the differences between the two as of March 31, 2021, are as follows. The following table does not include anything for which the ascertainment of market value is deemed to be extremely difficult (see (Note 2)).

	Amount presented on consolidated balance sheet (million yen)	market value (million yen)	Difference (million yen)
(1) Cash and deposits	13,118	13,118	–
(2) Bills and accounts receivable	13,108	13,108	–
(3) Investment securities
Other marketable securities	89	89	–
Total assets	26,316	26,316	–
(1) Bills and accounts payable	4,290	4,290	–
(2) Short-term borrowings	11,374	11,374	–
(3) Long-term borrowings (including them to be repaid within one year)	6,692	6,697	4
Total liabilities	22,357	22,357	4
Derivatives	–	–	–

Note        1.            Notes on the market value calculation method for financial instruments, and notes on derivatives

Assets

(1)	Cash and deposits (2) Bills and accounts receivable

These instruments are calculated at book value, which is close to market value since these instruments are settled in the short term.

(3)	Investment securities

The market value for shares is calculated at the market price on a stock exchange, and the market value for bonds is calculated at the market price on a securities exchange or the price offered by financial institutions.

Liabilities

(1)	Bills and accounts payable (2) Short-term borrowings

These instruments are calculated at book value, which is close to market value since these instruments are settled in the short term.

(3)	Long-term borrowings (including them to be repaid within one year)

The market value for these instruments is calculated as the present value obtained by discounting the sum of principal and interest at the interest rate that would be expected if a similar new borrowing were undertaken. Long-term borrowings with variable interest are eligible for special treatment on interest-rate swaps and are calculated for by discounting the sum of the principal and interest treated together with the interest rate swap at an interest rate that could be reasonably expected to be applied if a new similar borrowing were undertaken.

Derivative transactions

The market value of currency options is calculated at the price offered by the financial institutions, etc. Interest rate swaps are subject to special treatment and are treated together with the long-term borrowings being hedged against, so that market value is disclosed under market value disclosures for long-term borrowings.

Note    2.           Financial instruments for which it is extremely difficult to ascertain market value.

Category	Amount presented on consolidated balance sheet (million yen)
(i) Shares of subsidiaries and affiliates	19
(ii) Other marketable securities
Unlisted shares	55

These are not included in “Assets (3) Investment securities” because there is no market price, it is not possible to estimate future cash flow, and their market value may be deemed to be extremely difficult to ascertain.

(Explanatory Notes on Per-share Information)

1.	Net asset value per share	1,007.01 yen
2.	Net profit per share	161.87 yen

(Explanatory Notes on Material Subsequent Events)

No applicable information.

II. Notes to the Financial Statements

(Explanatory Notes on Material Accounting Policies)

(1)	Valuation standards and methodology for securities
Shares of subsidiary companies and affiliated companies	......	The cost method based on the moving average method is adopted.

Other securities

Securities with a market value	......	The market value method based on the market price as of the end of the fiscal year is adopted. (Valuation differences are handled using the direct inclusion in total net assets method, and selling costs are calculated using the moving average method.)
Securities without market value	......	The cost method based on the moving average method is adopted.

(2)	Valuation standards and methodology for inventory assets
Merchandise, products, raw materials, and unfinished goods	......	The cost method (book value is written down when profitability declines) based on weighted average method (specific identification method for certain unfinished goods) is adopted.
Supplies	......	The cost method based on last purchase cost method (book value written down when profitability declines) is adopted.

(3)	Depreciation method for fixed assets

Tangible fixed assets (excluding leased assets)	......

The declining balance method is adopted (the straight-line method is adopted with respect to buildings excluding ancillary equipment acquired on or after April 1, 1998, and ancillary equipment and structures acquired on or after April 1, 2016).

Useful life is based on the standards as same as the standards stated in the Corporation Tax Law.

Intangible fixed assets (excluding leased assets)	......	The straight-line method is adopted. However, software used in-house is amortized using the straight-line method over the period it can be used internally (5 years), and software for sales in the market is amortized using the method based on estimated sales revenue (estimated effective period, 3 years).
Leased assets	......	The straight-line method assuming the lease period is the useful economic life, and residual value is zero (or, for those with an agreed guaranteed value, such guaranteed value) is adopted.
Long-term pre-paid expenses	......	These are amortized evenly.

(4) Recognition criteria for allowances

Allowance for doubtful accounts	......	In order to provide for losses due to unrecoverable claims, the projected unrecoverable amount for ordinary claims pursuant to the loan loss ratio, and for specific claims such as doubtful accounts receivable, by individually considering the possibility of recovery, is recorded.

Allowance for investment loss	......	In order to provide for a loss on investment in affiliated companies, the amount deemed necessary in consideration of the financial condition of affiliated companies is recorded.
Provision for bonuses	......	In order to provide for the payment of employee bonuses, the anticipated amount of total bonus payments attributable to this fiscal year is recorded.
Provision for product warranties	......	In order to provide for expenditures for repair of products to be performed free of charge, the required amount is recorded based on the ratio of past expenditures to net sales.
Provision for retirement benefit	......

In order to provide for provision of retirement benefits to employee, the amount is recorded based on the estimated amount of the retirement benefit obligations and pension assets at the end of the current fiscal year.

The treatment of provision for retirement benefit and retirement benefit costs is as follows.

(i)     Period attribution method for estimated amount of retirement benefit

The method of attributing the estimated amount of retirement benefits to the period lasting until the end of the current fiscal year when calculating the retirement benefit obligations is based on the benefit formula.

(ii)    Expense reporting method for actuarial differences and for past service expenses

Differences in actuarial calculations are respectively recognized from the fiscal year immediately following the fiscal year in which they occur in the amount obtained by proportional division using the straight-line method based on a certain number of years (10 years) within the average remaining service period for employees in each fiscal year in which they occur.

Past service costs are recognized using the straight-line method based on a certain number of years (10 years) within the average remaining service period for employees at the time of their occurrence.

Unrecognized differences in actuarial calculations and unrecognized past service costs are handled differently on the balance sheet than on the consolidated balance sheet.

Provision for share compensation for officers	......	In order to provide for provision of Company share compensation to officers based on the Officer Share Payment Regulations, the amount is recorded based on the estimated amount of share compensation obligations at the end of the current fiscal year.

(5)	Standards on recognition of material revenues and expenses

Standards on recognition of sales and cost of sales

Work for which the outcome of the construction activity is deemed certain by the end of the current fiscal year	......	Percentage-of-completion method (the estimated percentage of completion is based on the ratio of the cost incurred to the estimated total cost)
All other work	......	Completed-contract method

(6)	Hedge accounting method

Deferral hedge accounting is used. Forward exchange contracts are accounted for using the designated hedge method when the required conditions are met; interest rate swaps are subject to special treatment when the required conditions are met.

(7)	Accounting treatment for consumption tax

Consumption tax, etc. is accounted for using the tax exclusion method.

(8)	Application of tax effect accounting for transition from the consolidated taxation system to the group tax sharing system

The Company does not apply the provisions of Paragraph 44 of the Implementation Guidance on Tax Effect Accounting (ASBJ Guidance No. 28; February 16, 2018) in accordance with Paragraph 3 of the “Practical Solution on the Treatment of Tax Effect Accounting for the Transition from the Consolidated Taxation System to the Group Tax Sharing System” (ASBJ PITF No. 39; March 31, 2020) in regard to the transition to the group tax sharing system that was created under the Act for Partial Amendment of the Income Tax Act, etc. (Act No. 8 of 2020) and items for which the non-consolidated taxation system was revised in conjunction with the transition to the group tax sharing system. Accordingly, the amounts of deferred tax assets and deferred tax liabilities are presented pursuant to the provisions in tax laws before the amendment.

(Explanatory Notes on Changes in the Method of Presentation)

Application of Accounting Standard for Disclosure of Accounting Estimates

Accounting Standard for Disclosure of Accounting Estimates (ASBJ Guidance No. 31, March 31, 2020) is applied from the financial statements for the end of the current fiscal year, and the financial statements include explanatory notes regarding significant accounting estimates.

(Explanatory Notes on Changes to Accounting Estimates)

Items for which the amount is presented in the financial statements for the current fiscal year based on accounting estimates and that may have a significant impact on the financial statements for the next fiscal year are as follows.

Inventory assets

Amount presented in the financial statements for the current fiscal year

Account title	Amount (million yen)
Merchandise and products	1,929
Unfinished goods	224
Raw materials and supplies	779
Inventory assets total	2,933

Information that contributes to understanding the contents of accounting estimates is omitted because the same contents are described in the consolidated financial statements.

(Additional Information)

(Share Compensation Trust for Directors)

The Company has introduced a share compensation plan for its directors (excluding outside directors) called “Board Benefit Trust (BBT)”, and Practical Solution on Transactions of Delivering the Company’s Own Stock to Employees etc. through Trusts (PITF No. 30, March 26, 2015) is applied mutatis mutandis.

(i)	Outline of the transaction

The BBT plan is a performance-linked share compensation plan in which the Company’s shares are acquired through a trust using money contributed by the Company, and the Company’s shares and the amount equivalent to the market value of the Company’s shares as of the date of retirement will be paid to the directors through the trust in accordance with the Officer Share Payment Regulations established by the Company.

(ii)	Company shares remaining in the trust

The shares remaining in the trust is recognized as treasury shares in the net assets section of the balance sheet, at the book value reported by the trust (excluding ancillary costs). The book value of the treasury shares was 126 million yen and the number of shares was 335,000 at the end of the current fiscal year.

(iii)	Book value of borrowings recognized by applying the gross method

No applicable information.

(Notes on the Balance Sheet)

1.	Accumulated depreciation for intangible fixed assets 8,524 million yen
2.	Monetary claims with respect to affiliates

Short-term monetary claims                                      3,066 million yen

3.	Monetary obligations with respect to affiliates

Short-term monetary obligations                               2,971 million yen

4.	Guarantee obligations

The Company provides debt guarantees for loans from financial institutions for the following affiliated companies:

A&D Engineering, Inc.	752 million yen
A&D Instruments Limited	182 million yen
A&D Korea Limited	528 million yen
A&D Electronics (Shenzhen) Co., Ltd.	331 million yen
A&D Technology Trading (Shanghai) Co., Ltd.	101 million yen
Total	1,896 million yen

5.	Collateralized assets
Nature of collateralized assets and their amount
Buildings	815 million yen
Structures	235 million yen
Land	2,310 million yen
Investment securities	3 million yen
Shares of subsidiaries and affiliates	71 million yen
Investment and other assets (Other)	75 million yen
Amount of the obligation pertaining to the security
Short-term loans payable	2,671 million yen
Long-term borrowings payable in 1 year	1,661 million yen
Long-term loans payable	2,628 million yen

(Notes to the Income Statement)

Total amount of transactions with affiliated companies

Total amount of the transaction volume from business transactions with affiliated companies

Sales	12,485 million yen
Purchase of goods	16,166 million yen
Other non-operating expenses	401 million yen

Total amount of the transaction volume other than from business transactions with affiliated companies 677 million yen

(Notes on Statements of Changes in Equity)

Matters concerning classes and number of treasury shares

	Number of shares at beginning of accounting period	Increase in number of shares in accounting period	Decrease in number of shares in accounting period	Number of shares at end of accounting period
Common share	1,951,360 shares	110 shares	–	1,951,470 shares

Note       1.           Treasury shares include 335,400 shares of common share owned by Custody Bank of Japan, Ltd. (formerly Trust & Custody Services Bank, Ltd.) (Trust E Account) as the trust assets of the officer share compensation trust plan.

2.	The increase in treasury shares is due entirely to purchases of fractional units of shares.

(Notes on Tax-effect Accounting)

Breakdown of deferred tax assets and deferred tax liabilities by main cause of occurrence

Deferred tax assets
Loss on valuation of inventory assets	202 million yen
Allowance for doubtful accounts	23 million yen
Excess depreciation	54 million yen
Loss on valuation of investment securities	37 million yen
Loss on valuation of associated companies’ shares	264 million yen
Accrued expenses	19 million yen
Statutory welfare costs payable	42 million yen
Business taxes payable	43 million yen
Provision for bonuses	286 million yen
Provision for product warranties	16 million yen
Provision for retirement benefits	151 million yen
Allowance for investment loss	21 million yen
Provision for share compensation for officers	24 million yen
Other	4 million yen
Deferred tax assets subtotal	1,190 million yen
Valuation allowance	(535 million yen)
Deferred tax assets total	655 million yen
Deferred tax liabilities
Valuation differences on other marketable securities	(11 million yen)
Deferred tax liabilities total	(11 million yen)
Net amount of deferred tax assets	643 million yen

(Notes on Transactions with Related Parties)

Subsidiaries and affiliated companies, etc.

Type	Name of company, etc.	Location	Capital	Line of business or profession	Proportion of voting rights held (held thereby) (%)	Relationship to related party		Details of the transactions	Transaction amount (million yen)	Account title	Closing balance (million yen)
						Officer(s) serving concurrently	Working relationships
Subsidiaries	Kensei Kogyo Co., Ltd.	Shimotsuma, Ibaraki	81 million yen	Manufacture of electronic weighing equipment and medical equipment	(Owned) direct 100.0	One person serving concurrently	Manufacture of the Company’s products, etc.	Manufacture of the Company’s products (Note 1)	2,539	Accounts payable-trade	421
	Litra Co., Ltd.	Hidaka, Saitama	200 million yen	Manufacture of electronic weighing equipment and medical equipment	(Owned) direct 100.0	One person serving concurrently	Manufacture of the Company’s products, etc.	Manufacture of the Company’s products (Note 1)	2,601	Accounts payable-trade	1,159
	Orientec Co., Ltd.	Fukaya, Saitama	268 million yen	Manufacturing of measuring instruments	(Owned) direct 100.0	Two people serving concurrently	Manufacture of the Company’s products, etc.	Manufacture of the Company’s products (Note 1)	1,504	Accounts payable-trade	281
	A&D Engineering, Inc.	USA California	USD 200,000	Sale of electronic weighing equipment and medical & healthcare equipment	(Owned) direct 100.0	Two people serving concurrently	Sales of the Company’s products	Sales of the Company’s products (Note 2)	5,054	Accounts receivable - trade	720
								Debt guarantees (Note 3)	752	―	―
	A&D Instruments Limited	UK Oxford	GBP 1,800,000	Sale of measuring & weighing equipment and medical & healthcare equipment	(Owned) direct 100.0	One person serving concurrently	Sales of the Company’s products	Sales of the Company’s products (Note 2)	765	Accounts receivable - trade	465
	A&D Korea Limited	South Korea Seoul Special City	KRW 1,000 million	Sale of measuring & weighing equipment and medical & healthcare equipment	(Owned) direct 100.0	Three people serving concurrently	Sales of the Company’s products	Debt guarantees (Note 3)	528	―	―
	A&D Electronics (Shenzhen) Co., Ltd.	Guangdong, China	HKD 45 million	Manufacture of healthcare equipment and electronic weighing equipment	(Owned) direct 100.0	Two people serving concurrently	Manufacture of the Company’s products, etc.	Manufacture of the Company’s products, etc. (Note 1)	5,217	Accounts payable-trade	473
								Debt guarantees (Note 3)	331	―	―
	A&D Rus Co, Ltd.	Russian Federation Moscow	RUB 505,247,000	Sale of electronic weighing equipment and medical & healthcare equipment	(Owned) direct 100.0	One person serving concurrently	Sales of the Company’s products	Sales of the Company’s products (Note 2)	4,063	Accounts receivable - trade	494

The transaction terms and conditions and the transaction terms and conditions decision policy

Notes:   1.           Determined taking market price and total cost into consideration.

2.	Determined taking market price into consideration.
3.	Debt guarantees for loans from financial institutions are provided without receiving guarantee fees.
4.	Consumption tax, etc. is excluded from transaction amounts.

(Explanatory Notes on Per-share Information)

1.	Net asset value per share	833.78 yen
2.	Net profit per share	101.03 yen

(Explanatory Notes on Material Subsequent Events)

No applicable information.6